United States
Securities and Exchange Commission
Washington, DC 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report: August 17, 2009
GeneLink, Inc.
(Exact Name of Registrant as Specified in its Charter)

PA	00-30518	23-2795613

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
317 Wekiva Springs Road, #200, Longwood, FL 32779
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (800) 558-4363
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (d) On August 17, 2009, the Board of Directors of GeneLink, Inc. appointed James Monton to the Board of Directors. Mr. Monton, 63, will serve on the Audit and Compensation Committees of the Board of Directors. Mr. Monton replaces James Antal on the Board of Directors, who resigned effective August 17, 2009 for personal reasons.
     After graduating Magna Cum Laude from Michigan State University Honors College, Mr. Monton joined Procter & Gamble (P&G) in 1968 as a research scientist. He holds one of P&G’s key beauty care patents. He led a number of successful projects including the launch of Pantene Pro V, which has become the world’s largest beauty care brand. Mr. Monton worked for P&G in Europe from 1979 to 1982 where he helped lay the foundation for P&G becoming the most successful health and beauty care company in Europe. As a director in P&G’s Latin American organization from 1984 to 1988, he managed projects in the health, beauty, cleaning, and food industries. Mr. Monton worked at P&G’s Asian headquarters in Kobe, Japan from 1996 to 2001, leading much of P&G’s Asian Beauty Care organization and serving on the China Beauty Care Management Leadership Team. From 2001 until 2005, he was a Director in P&G’s External Relations Department where he led much of the company’s connections with the media and outside influencers. Mr. Monton retired from P&G in 2005 where he was honored for 37 years of outstanding service.
     Mr. Monton currently serves on the Boards of the Northern Kentucky University’s Business School and the International Business Center. He is a frequent speaker at international business seminars, guest lectures on management to MBA students, and sponsors scholarships for business students to work as interns outside the United States. Mr. Monton is a member of the Foreign Policy Leadership Council of Cincinnati and also uses his expertise to consult for companies on strategic management and organizational issues.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits
99.1	Press Release dated August 19, 2009 of GeneLink, Inc.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GeneLink, Inc. (Registrant)
By:	/s/ Monte E. Taylor, Jr.
Monte E. Taylor, Jr.
Chief Executive Officer

Dated: August 19, 2009

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated August 19, 2009 of GeneLink, Inc.